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                                                                  Exhibit 4.2

                              PUBLICIS GROUPE S.A.
            A corporation with management board and supervisory board
                   With registered capital of 55,912,740 euros
     With its head office at: 133, avenue des Champs Elysees, Paris (75008)
                              Paris RCS 542 080 061







                               AGREEMENT TO ISSUE


                     BONDS WITH SHARE SUBSCRIPTION WARRANTS


                                    ("OBSA")
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                                      -2-


RECITALS:

Whereas, as part of the acquisition of Bcom3 Group, Inc. (hereinafter referred to as "BCOM3"), a company incorporated in the United States, by Publicis Groupe S.A. (hereinafter referred to as "PUBLICIS" or the "COMPANY"), a company incorporated in France, according to the terms of an agreement entitled Agreement and Plan of Merger dated March 7 2002, as amended (hereinafter referred to as the "MERGER AGREEMENT"), it was agreed that Publicis would issue bonds in the amount of 857,812,500 euros represented by 2,812,500 OBSA issued to Philadelphia Merger LLC, a 100% indirectly held subsidiary of Publicis and which would be delivered to a Nominee on behalf of the Bcom3 shareholders in accordance with the Merger Agreement.

This Agreement, signed immediately before the completion of the merger transactions outlined in the Merger Agreement, sets forth the terms and conditions whereby Publicis will issue these OBSA (hereinafter the or this "CONTRACT").


NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1. INFORMATION REGARDING THE ISSUE

1.1 FRAMEWORK OF THE ISSUE

The Merger Agreement provides, among other things, for the issue of ordinary Publicis bonds with subscription warrants, previously subscribed by Philadelphia Merger LLC as part of an increase in capital without preferential subscription right, reserved to a specifically named party. Consequently, the June 18, 2002 combined general meeting of the Publicis shareholders, in its 19th resolution contained in Exhibit 1.1 hereto, authorised the Company's Management Board, with the possibility of subdelegation, to issue bonds for 857,812,500 euros represented by 2,812,500 OBSA each with a nominal value of 305 euros (hereafter referred to as the "BONDS"), to Philadelphia Merger LLC.

Pursuant to the authorisation granted to it during the June 18, 2002 general meeting of the Company's shareholders and to the prior consent granted to it by the Company's Supervisory Board on March 5, 2002 under article 12 of the articles of incorporation, the Company's Management Board decided, on [...] 2002, to avail itself of this authorisation and to subdelegate to the Chairman, under the applicable legal and regulatory conditions, all powers needed to issue the said OBSA as part of the 19th resolution adopted by the June 18, 2002 general meeting, on the terms and conditions set forth in such resolution.

Pursuant to the subdelegation granted to him by the Company's Management Board, the Chairman decided on [...] 2002 to issue the OBSA and thus set the terms and conditions of this issue as they are set forth in this agreement.

1.2 ISSUE PRICE

The Bonds will be issued at par, at a price of 305 euros per bond and will be entirely paid up upon their subscription by means of cash payments.
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                                      -3-


1.3 PROCEEDS OF THE ISSUE

The gross proceeds of the issue amount to 857,812,500 euros.

1.4 SUBSCRIPTION

The OBSA shall be issued to Philadelphia Merger LLC, an indirect 100% subsidiary of the Company, and Philadelphia Merger LLC shall deliver them to a Nominee on the behalf of the Bcom3 shareholders in compliance with the Merger Agreement.

In compliance with the resolution adopted by the combined general meeting of the Company's shareholders, this issue shall entail the express waiver by the shareholders of the preferential subscription right for the new shares to be issued upon the exercise of these subscription warrants.


2. CHARACTERISTICS OF THE BONDS ISSUED BY THE COMPANY

2.1  NUMBER AND NOMINAL VALUE OF THE BONDS

This issue shall be represented by 2,812,500 OBSA.

The initial nominal value of the Bonds will be 305 euros and will be reduced by equal tranches as of 30 June 2013 and until [...] 2022, pursuant to the provisions of paragraph 3.1 below (hereinafter referred to as the "NOMINAL VALUE").

2.2 EFFECTIVE DATE AND SETTLEMENT DATE

The effective date and settlement date (hereinafter referred to as the "SETTLEMENT DATE") shall be the Closing Date as defined in the Merger Agreement.

2.3 FORM AND DELIVERY OF THE BONDS

At the choice of each holder of Bonds (a "BONDHOLDER"), the Bonds held by such holder shall be either in bearer or registered form within the meaning of French law.

Title to the Bonds will be evidenced solely by book entries in accordance with article 94-II of French law no. 81-1160 of December 30, 1981, such account being maintained by :

- a financial institution appointed by the Company, if the Bonds are held in pure registered form ("nominatifs purs"); or

- a custodian appointed by the Bondholder(s), and the financial institution appointed by the Company, if the Bonds are held in assisted registered form ("nominatifs administres"); or

- a custodian appointed by the Bondholder(s), if the Bonds are held in bearer form ("titres au porteur").

No physical document of title will be issued in respect of the Bonds (including {{ certificats representatifs }} (certificates in respect of book-entries) issued pursuant to article 7 of French decree number 83-359 of May 2, 1983).
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                                      -4-


2.4 ADMISSION TO LISTING, TRADING

The Bonds will be negotiable as of the Settlement Date.

If requested by the Marketing Agent, as indicated in article 2.02 (b) and 2.02
(c) (i) of the Merger Agreement, the Company will take all necessary steps to have the Bonds admitted to trading on the Euronext Paris Premier Marche, separately from the subscription warrants.

2.5 TERM OF THE LOAN

Twenty years from the Settlement Date.

2.6 INTEREST

2.6.1 Interest Rate

The Bonds will bear interest at the annual fixed rate, in arrears, of 2.75% per Bond (hereinafter referred to as the "INTEREST").

2.6.2 Interest payment date

The Interest will be paid on a half-yearly basis, on 30 June and 31 December (or the first business day if the latter date is not a business day) of each year beginning with the year of the Settlement Date and ending in 2021, and thereafter on the Maturity Date (as defined under Section 3.1 below). The interest paid on the Maturity Date will be calculated on a pro rata basis for the time which has passed between December 31, 2021 and such Maturity Date.

Any interest amount relating to a period of less than one entire year will be calculated on the basis of the annual Interest calculated in compliance with the above provisions, in proportion to the number of days in the period in consideration and on the basis of a year of 365 days (or 366 days for a leap year).

2.6.3 Institution providing the debt service for the loan - Paying Agent

Euro Emetteurs Finance will ensure the servicing of the securities as a registrar and [...] will ensure the payment of the principal and Interest due on the Bonds (the "PAYING AGENT").

During the term of the debt issue, the Company will make available, to any person so requesting it, an updated list of the institutions responsible for servicing the Bonds.

2.7 RANK, NEGATIVE PLEDGE

2.7.1 Rank

The Bonds and the Interest constitute obligations ("engagements chirographaires") which are unsecured, direct, general, unconditional, non-subordinated and free of Company sureties, and shall rank equally among themselves and have the same rank as all other present or future Company debts and guarantees which are unsecured, non-subordinated and free of sureties ("dettes et garanties chirographaires").
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                                      -5-


In accordance with French law, the Company undertakes not to issue any dettes et garanties chirographaires that will rank senior to the Bonds without the consent of the Bondholders.

2.7.2 Negative Pledge

Until such time as every single Bond has been reimbursed, the Company undertakes not to grant a mortgage on its real property, nor a pledge on all or part of its goodwill and other intangibles ("fonds de commerce") or trade receivables (except for any securitization transaction of the trade receivables or other transactions involving the issuing of securities which represent trade receivables of the Company) to the benefit of the holders of other "obligations" without granting the same sureties, and in the same rank, to the holders of the Bonds.

This commitment relates solely to the issue of "obligations" and in no way infringes on the Company's right to dispose of its assets or to grant sureties on the said assets under any other circumstances.

2.8  GROSS ACTUARIAL RATE OF RETURN ON THE SETTLEMENT DATE OF THE SUBSCRIBERS

The Gross Actuarial Rate of Return amounts to 2.18%.

The theoretical Gross Actuarial Rate of Return on the Bonds shall be calculated on the Settlement Date, in the absence of early redemption. This is only indicative of the actual yield in the absence of any early redemption and for the Bondholder who retains the Bonds until their redemption.

2.9. GUARANTEE

No particular guarantee applies to the servicing of the debt in terms of interest, amortization, taxation, fees or accessories.


3. AMORTIZATION - REDEMPTION OF THE BONDS

3.1 NORMAL AMORTIZATION

In the absence of any early redemption, the Bonds shall be amortized, and their Nominal Value shall be reduced in proportion, by tranches of 10% on 30 June of each year beginning on June 30, 2013 and ending on June 30, 2021, and thereafter on the 20th anniversary of the Settlement Date in 2022 (hereinafter the "MATURITY DATE"), in compliance with the calendar contained in Exhibit 3.1 to this Contract.

3.2 REPURCHASE OF THE BONDS AT THE DISCRETION OF THE ISSUER

Subject to sections 4.1 and 4.2 below, so long as the Bonds are outstanding, the Company undertakes not to carry out, of its own initiative, the early amortization of the Bonds by means of redemption. However, the Company reserves the right, at any time and with no limitation as to price or quantity, to purchase all or part of the Bonds prior to the Maturity Date, either through repurchases on or outside the stock exchange, or by public tender offers for their purchase or exchange. These transactions will have no impact on the remaining timetable for the amortization of the securities still outstanding.
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                                      -6-


The Bonds acquired in this matter will be cancelled.

3.3 ACCELERATION OF REDEMPTION OF THE BONDS IN THE EVENT OF A DEFAULT

3.3.1 Events giving rise to the accelerated redemption

In accordance with Section 3.1 of the attached Indenture, upon occurrence of any of the events described in clauses (a) through (e), the Trustee, as defined under Section 4 hereafter, by simple written notice sent to the Company, with a copy sent to the Paying Agent, (i) shall, at the request of the holders of at least a majority in principal amount of the outstanding Bonds, or (ii) only in the event described in clause (d), may (but shall not be obligated to), without instruction of the holders, demand the early redemption of all of the Bonds at the Early Redemption Price (as defined by paragraph 3.3.2):

(a) Should the Company fail to pay, on its due date, any amount due as principal or Interest relative to the Bonds, if this default is not remedied within a period of 30 business days as of its due date;

(b) Should the Company fail to meet any of its obligations relative to the Bonds, if this default is not remedied within a period of 30 business days from when the Company receives notice of the said default from the Trustee;

(c) (i) Should the Company or one of its Major Subsidiaries (as defined below) fail to make a payment upon maturity (taking into account the applicable grace periods, if any) of the principal amount due relative to an Indebtedness (as defined below), (ii) in the event of the accelerated maturity of any Indebtedness of the Company or one of its Major Subsidiaries pursuant to the default of the Company or Major Subsidiary in question to meet its obligations, if this Indebtedness is not reimbursed, or this accelerated maturity is not cancelled within a period of 30 business days after the Company has been notified of its existence by the Trustee, or (iii) should the Company or one of its Major Subsidiaries fail to pay any amount due pursuant to a guarantee or compensation relating to any Indebtedness, with the understanding that the events defined in (i), (ii) and (iii) above only allow for accelerated maturity of the Bonds, if the principal amount of the Indebtedness to which these events relate is greater than 25 million euros. The Company undertakes to inform the Trustee of the occurrence of any event indicated in the present paragraph.

(d) Should the Company or one of its Major Subsidiaries request the appointment of a conciliator, sign an amicable agreement with its main creditors, be the subject of a voluntary liquidation procedure or a court-ordered administration or liquidation procedure and/or filing or a total cessation or any other equivalent measure or procedure.

(e) In the event of any other circumstance having, pursuant to the law or any other competent jurisdiction, similar or equivalent effects to the above-mentioned circumstances.

For the purposes of the preceding provisions, an Indebtedness means any debt (including as part of leasing operations) resulting from the obligation to repay borrowed money over a period of at least one year and having resulted in the drafting of a contract or instrument of some kind, but excluding trade debt or intra-group loans.

A Major Subsidiary refers to any subsidiary a) with net earnings or, if applicable, consolidated net earnings (before taxes and exceptional earnings) representing at least 5% of the consolidated net
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                                      -7-


earnings of the Company and its subsidiaries (before taxes and exceptional earnings) or b) gross assets or, if applicable, consolidated gross assets (group share, i.e. disregarding minority interests) representing 5% or more of the consolidated gross assets of the Company and its subsidiaries (group share, i.e. disregarding minority interests), calculated on the basis of the last audited accounts of the subsidiary in question and the last audited consolidated accounts of the Company and its subsidiaries.

3.3.2 Provisions for the early redemption of the Bonds

Payments in respect of such early redemption of the Bonds will be made in an amount equal to the residual Nominal Value plus the amount of the Interest accrued until the date of the redemption (hereinafter referred to as the "EARLY REDEMPTION PRICE").

3.4 INFORMATION TO BE PROVIDED TO BONDHOLDERS IN THE EVENT OF REPURCHASE OF THE BONDS

In the event of the listing of the Bonds on Euronext Paris, information relating to the number of repurchased Bonds and the number of Bonds outstanding will be provided each year to Euronext Paris for the purpose of informing the public and may in any case be obtained from the Company or the Paying Agent.

The Company's decision to carry out any repurchase pursuant to Section 3.2 will, at least one month before the repurchase, be published in the Official Journal, indicated in a financial newspaper of general and national distribution and in a Euronext Paris notice.

3.5. LIMITATION

The rights to receive the redemption of the principal of the Bonds will be barred after a period of thirty (30) years from the date when this principal falls due, and the rights to receive the payment of the Interest applying to the Bonds will be barred after a period of five (5) years from the date when the said Interest becomes payable.

After these limitation dates, any unclaimed amounts will, subject to applicable provisions of law, including, but not limited to, articles L27 and R46 of the Code du Domaine de l'Etat, become the property of the Company.

3.6 TAXATION

In compliance with the applicable tax legislation, the interest payable on the Bonds will be paid without withholding tax. In the event of a change in the applicable legislation or should such a withholding tax become applicable for any reason whatsoever, the amount of any sum owed by the Company as payment of the interest will be increased such that the net amount received by the Bondholder, after the withholding tax, is equal to the amount which he/she would have received in the absence of the withholding tax.


4. REPRESENTATION OF THE BONDHOLDERS

The Bonds being issued outside of France, pursuant to article L. 228-90 of the Code de commerce the Bondholders will not be grouped in a "masse". Therefore, articles L. 228-46 through 228-69, L.228-71, article L.228-72, articles L.228-76 through L.228-81 and articles L.228-83 through L.228-89 shall not apply to the Bonds and the Bondholders. Instead, a trustee will act for the
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                                      -8-


benefit of the Bondholders pursuant to the Indenture attached to this Agreement (the "TRUSTEE"), which Indenture is incorporated into this Agreement as if fully set forth herein.

For the avoidance of doubt, any reference in the Section 4.1 and Section 4.2 to the "repurchase" of the Bonds shall mean a "remboursement anticipe des obligations" under French law.

4.1 MERGER, DEMERGER, PARTIAL BUSINESS TRANSFER

(a) In the event the Company proposes to engage in a plan of merger, demerger or spin off (" scission") with the result that the Company ceases to exist as a legal entity, or a transfer of a part of the Company's business to another entity or entities by way of an "apport partiel d'actifs soumis au regime des scissions" (each, a "Corporate Transaction"), the Company shall either (i) send a written notice to the Trustee that the Company is offering to repurchase all or any portion of the outstanding Bonds of each Bondholder if so requested by such Bondholder, or (ii) request that the Trustee submit the Corporate Transaction to the Bondholders for approval. Notwithstanding the foregoing, in the event that a Corporate Transaction is submitted for approval to the Bondholders but is not approved in accordance with the terms hereof, the Company may nevertheless proceed with the contemplated transaction, as provided by article L.228-73 of the French Commercial Code.


(b) In the event the Company wishes to offer to repurchase the Bonds in accordance with Section 4.1 (a)(i):

         (1) No later than 30 days prior to the Company's shareholders meeting convened to approve the Corporate Transaction, the Company shall provide the Trustee with written notice of the Company's offer to repurchase (the "CT REPURCHASE OFFER"), which shall set forth (x) the contemplated Corporate Transaction, and (y) that each Bond shall be repurchased, subject to consummation of the Corporate Transaction, at the Early Redemption Price (as such term is defined in article 3.3.2 of the Contract) upon any Bondholder's request;

         (2) The Trustee shall within five days of receipt send a copy of such CT Repurchase Offer to each Bondholder;

         (3) Each Bondholder wishing to have all or any portion of his or her Bonds repurchased pursuant to the CT Repurchase Offer shall make a written request to the Trustee no later than three months following the date of the CT Repurchase Offer (the "CT INDIVIDUAL REPURCHASE REQUEST"), which request shall become irrevocable upon receipt by the Trustee;

         (4) No later than five days following the earlier of (x) the end of this three-month period and (y) the date on which the Trustee shall have received CT Individual Repurchase Requests from all the Bondholders, the Trustee shall make a written repurchase request to the Company (the "CT FINAL REPURCHASE REQUEST"), which CT Final Repurchase Request shall set forth (i) the list of Bondholders wishing to have their Bonds repurchased, (ii) the amount of Bonds that each Bondholder wishes to have repurchased, and (iii) the aggregate amount of Bonds to be repurchased by the Company;

         (5) Within 30 days following receipt of such CT Final Repurchase Request, but in no event earlier than the date of the consummation of the Corporate Transaction, the Company shall transfer the aggregate purchase price to the Paying Agent for distribution to the applicable
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                                      -9-


Bondholders and repurchase the Bonds set forth in the CT Final Repurchase Request at the Early Redemption Price.

For the avoidance of doubt:


         (1) The obligation of the Company to consummate the repurchase of the Bonds shall be conditioned upon the consummation of the Corporate Transaction and the transfer of the aggregate purchase price to the Paying Agent pursuant to
Section 4.1(b)(5) above may be made after the Corporate Transaction is consummated;


         (2) In the case of a partial business transfer ("apport partiel d'actifs soumis au regime des scissions"), or a demerger or spin off ("scission"), the Bondholders who shall send the CT Individual Repurchase Request to the Trustee in accordance with this Section 4.1 shall be paid by the Company and/or by the resulting or transferee entities acting jointly and severally for this purpose.

         (3) In the event of a transfer of a part of the Company's business to another entity by way of an apport partiel d'actifs soumis au regime des scissions, the provisions of paragraph (a) above shall not be considered, interpreted or understood as providing anything different than what is provided by applicable French law, including inter alia articles L. 228-73, and L. 236-16 through L. 236-22 of the French Commercial Code.


(C) In the event the Company requests that the Trustee submit the Corporate Transaction to the Bondholders for approval in accordance with Section 4.1
(a)(ii):

         (1) The Company shall provide the Trustee with (i) a written notice of such proposed Corporate Transaction, and (ii) a certified English translation of the same information that is required to be published in the Bulletin of Obligatory Legal Announcements ("avis de fusion ou de scission" referred to by article L.236-6 of the Code de commerce and D.155 of the decree number 67-236 of 23 March 1967) (substantially in the form this information has been or will be published in the Bulletin of Obligatory Legal Announcements) (the "CT INFORMATION"), no later than two business days after the Company has published the description of the proposed Corporate Transaction in the Bulletin of Obligatory Legal Announcement, as required by French law;

         (2) The Trustee shall within five days of receipt send to each Bondholder the CT Information together with a proxy allowing each of the Bondholders to instruct the Trustee (i) to approve or oppose the Corporate Transaction and/or (ii) to file claim before the Paris Tribunal de Commerce in accordance with Section 4.1 (c)(6) hereof (abstention or failure to respond or to make a choice relating to a proposal shall be considered as an instruction to approve the Corporate Transaction and/or not to file a claim);

         (3) Each Bondholder wishing to instruct the Trustee to vote on the Corporate Transaction and/or to file a claim as described in Section 4.1 (c)(2) shall send the proxy to the Trustee no later than 20 days following the date on which the CT Information and related proxy is sent to the Bondholders. The action of the holders of at least a majority in principal amount of the Bonds is required to approve or oppose a Corporate Transaction;

         (4) Promptly after expiration of such 20-day period, the Trustee shall promptly notify the Company in writing of the Bondholders' decision, which notice shall state the amount and
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                                      -10-


percentage of principal amount of the Bonds the holders of which opposed the Corporate Transaction and/or requested that a claim be filed;

         (5) If the Management Board of the Company decides to proceed with the contemplated Corporate Transaction despite the Bondholders' opposing decision, the Management Board of the Company shall promptly notify the Trustee of such decision. The Trustee shall (i) promptly upon receipt send a copy of such decision to each of the Bondholders; and (ii), within 30 days following such receipt, if previously so instructed by holders of a majority in principal amount of the outstanding Bonds pursuant to Section 4.1 (c)(2), cause the filing of a claim before the Paris Tribunal de Commerce requesting the court to order the repurchase of the outstanding Bonds or the posting of security for the repurchase of such Bonds pursuant to the terms and conditions of articles L. 228-73 Section 3 and L. 236-14 of the Code de Commerce.


4.2 CHANGE OF THE CORPORATE FORM OR OF THE CORPORATE PURPOSE, ISSUANCE OF SECURED OBLIGATIONS

(a) In the event of (i) any proposed issuance of bonds ("obligations" within the meaning of French law) secured by the Company's assets (to the extent such issuance is permitted pursuant to Section 2.7.2 of the Contract); (ii) any proposed change of the Company's corporate form (from its current form as a French "societe anonyme" to any other corporate form); or (iii) any proposed change of the Company's corporate purpose (resulting in an amendment of article 2 of the Company's by-laws) (each, a "Material OPERATION"), the Company shall either (x) send a written notice to the Trustee that the Company is offering to repurchase all or any portion of the outstanding Bonds of each Bondholder if so requested by such Bondholder, or (y) request that the Trustee submit the Material Operation to the Bondholders for approval.


(b) In the event that the Company wishes to offer to repurchase the Bonds in accordance with Section 4.2 (a)(x):

         (1) No later than 30 days before the Company's shareholders meeting convened to approve the Material Operation or, if no shareholders meeting is required to approve such Material Operation, no later than the date of consummation of the Material Operation, the Company shall provide the Trustee with written notice of the Company's offer to repurchase (the "MO REPURCHASE OFFER"), which shall set forth (i) the contemplated Material Operation, and (ii) that each Bond shall be repurchased, subject to the consummation of the Material Operation, at the Early Redemption Price upon any Bondholder's request;

         (2) The Trustee shall within five days of receipt send a copy of such MO Repurchase Offer to each Bondholder;

         (3) Each Bondholder wishing to have all or any portion of his or her Bonds repurchased pursuant to the MO Repurchase Offer shall make a written request to the Trustee no later than three months following the date of the MO Repurchase Offer (the "MO INDIVIDUAL REPURCHASE REQUEST") which request shall become irrevocable upon receipt by the Trustee;

         (4) No later than five days following the earlier of (x) the end of this three month period, or (y) the date on which the Trustee shall have received MO Individual Purchase Requests from all the Bondholders, the Trustee shall make a written repurchase request to the

Company (the "MO FINAL REPURCHASE REQUEST"), which MO Final Repurchase Request shall set forth (i) the list of Bondholders wishing to have their Bonds repurchased, (ii) the amount of Bonds that each Bondholder wishes to have repurchased and (iii) the aggregate amount of Bonds to be repurchased by the Company;

         (5) Within 30 days following receipt of such MO Final Repurchase Request, but in no event earlier than the date of the consummation of the Material Operation, the Company shall transfer the aggregate purchase price to the Paying Agent for distribution to the applicable Bondholders and repurchase the Bonds set forth in the MO Final Repurchase Request at the Early Redemption Price.

For the avoidance of doubt, the Company's obligation to consummate the repurchase of the Bonds shall be conditioned upon the consummation of the Material Operation and the transfer of the aggregate purchase to the Paying Agent pursuant to Section 4.2 (b)(5) above may be consummated after the Material Operation becomes effective.


(c) In the event that the Company requests that the Trustee submit any Material Operation to the Bondholders for approval in accordance with Section 4.2 (a)(y):

         (1) In the event of a change of the corporate purpose or the corporate form, the Company shall provide the Trustee with (i) a written notice of such Material Operation, and (ii) a certified English translation of the proposed resolutions of the Company's shareholders meeting convened or to be convened to approve the proposed Material Operation and the notice relating thereto (substantially in the form these documents have been or will be published in the Bulletin of Obligatory Legal Announcements), no later than two business days after the Company has published the notice of the meeting ("avis de reunion") in the Bulletin of Obligatory Legal Announcements, as required by French law;

         (2) In the event of the issuance of "obligations" secured by the Company's assets, the Company shall, 30 days prior to such issuance, provide the Trustee with (i) the legal disclosures filed by the Company with the competent regulatory authorities in France, and (ii) if applicable, a certified English translation of the avis de reunion and proposed resolutions of the Company's shareholders meeting convened or to be convened to approve the proposed issuance (substantially in the form these documents have been or will be published in the Bulletin of Obligatory Legal Announcements) (the documents referred to in this paragraph 2 and paragraph 1 above shall be collectively referred to as the "MO INFORMATION");

         (3) The Trustee shall within five days of receipt send to each Bondholder the MO Information together with a proxy allowing each of the Bondholders to instruct the Trustee (i) to approve or oppose the Material Operation and/or (ii) to require the repurchase of all or a portion of his or her Bonds in the circumstances described under Section 4.2 (c)(6) (abstention or failure to respond or to make a choice relating to a proposal shall be considered as an instruction to approve the Material Operation and/or to waive the right to have his or her Bonds repurchased);

         (4) Each Bondholder wishing to instruct the Trustee to vote on the Material Operation and/or, as applicable, to have all or a portion of his or her Bonds repurchased in accordance with Section 4.2 (c)(3) shall send the proxy to the Trustee no later than 20 days following the date on which the MO Information and related proxy is sent to the Bondholders. The action of the holders of at least a majority in principal amount of the Bonds is required to approve or oppose a Material Operation;

         (5) Promptly upon expiration of such 20-day period, the Trustee shall promptly notify the Company in writing of the Bondholders' decision, which notice shall state the amount and percentage of principal amount of the Bonds the holders of which opposed the Material Operation and/or requested the repurchase of their Bonds, if applicable;

         (6) If the Management Board of the Company decides to proceed with the contemplated Material Operation despite the Bondholders' opposing decision, the Management Board of the Company shall promptly notify the Trustee of such decision. The Trustee shall (i) promptly upon receipt send a copy of such decision to each of the Bondholders; and (ii) send to the Company a written repurchase request which repurchase request, shall set forth (i) the list of Bondholders wishing to have their Bonds repurchased, (ii) the amount of Bonds that each Bondholder wishes to have repurchased and (iii) the aggregate amount of Bonds to be repurchased by the Company;

         (7) Within 30 days following receipt of such repurchase request, the Company shall transfer the aggregate purchase price to the Paying Agent for distribution to the applicable Bondholders and repurchase the Bonds set forth in such repurchase request at the Early Redemption Price.


5. CHARACTERISTICS OF THE SUBSCRIPTION WARRANTS ("SW")

5.1 NUMBER OF SW ATTACHED TO EACH BOND

Ten (10) immediately detachable SW will be attached to each Bond. Consequently, 28,125,000 SW will be issued.

5.2 NATURE, FORM AND DELIVERY OF THE SW

The SW will be issued pursuant to French law and will be governed by French law.

At the choice of each holder, the SW held by such holder shall be either in bearer or registered form within the meaning of French law.

Title to the SW will be evidenced solely by book entries in accordance with article 94-II of French law no. 81-1160 of December 30, 1981, such account being maintained by :

- a financial institution appointed by the Company, if the SW are held in pure registered form ("nominatifs purs"); or

- a custodian appointed by the holder(s), and the financial institution appointed by the Company, if the SW are held in assisted registered form ("nominatifs administres"); or

- a custodian appointed by the holder(s), if the SW are held in bearer form ("titres au porteur").

No physical document of title will be issued in respect of the SW (including << certificats representatifs >> (certificates in respect of book-entries) issued pursuant to article 7 of French decree no. 83-359 of May 2, 1983).

5.3 ADMISSION TO LISTING, TRADING

The SW will be negotiable as of the Settlement Date.

The Company will take all necessary steps to have the SW admitted to the Euronext Paris Premier Marche within the five business days following the Settlement Date. The Company will pay, among other things, but without limitation, all fees, charges and commissions related to such listing and negotiations and to its maintenance.

5.4 RIGHTS ATTACHED TO THE SW - PARITY AND EXERCISE PRICE

The only right attached to the SW shall be the right to subscribe to the new ordinary shares (pursuant to Section 6) of the Company at any time during the Exercise Period, as defined below.

Subject to the adjustments stipulated in the section "Maintenance of the rights of SW holders" below, one SW will give the right to subscribe to one Company share (hereinafter referred to as the "EXERCISE PARITY") with a nominal value of
0.40 euros at the price of 30.5 euros.

The subscription price for each Company share will be entirely paid up upon the subscription in the amount of 30.5 euros, by cash payment.

5.5 SW EXERCISE PERIOD

Subject to the provisions of paragraph 5.6 below, the SW can be exercised at any time between 11th anniversary of the Settlement Date, i.e. [...] 2013, and the 20th anniversary of the Settlement Date, i.e. [...] 2022.

Any SW not exercised at the latest by [...] 2022 will expire.

5.6 TRANSACTIONS LIABLE TO TRIGGER THE EARLY EXERCISE OF THE SW

5.6.1 Case of early exercise of the SW

The SW can be exercised on an accelerated basis, i.e. before [... 2013] at the discretion of each holder, in each of the following cases:

(i) the filing of a public tender offer relating to all of the Company equity securities (within the meaning of article 5-1-2 of the Conseil des Marches Financier regulation), provided that this public tender offer has been declared admissible by the competent market authorities, and that the related opening notice has been published by the market authorities,

(ii) the transfer or proposed transfer to a third party of a substantial part of the Company's assets or business, whether by means of sale or disposal, demerger, merger, partial contribution of assets or any other means. In the event of a transfer proposal having to be approved by the General Meeting of the Company's shareholders, the early exercise will occur one week before the record date for shareholders to take part in the said General Meeting,

      For the purposes of this Contract, a substantial part of the Company's assets or activities is understood to mean any asset or business generating at least one-third of the Company's consolidated revenues, as indicated in the Company's last closed consolidated accounts.

(iii) If any person other than those constituting the Publicis concerted group as it exists on the Settlement Date (i.e. Madame Elisabeth Badinter, (directly or indirectly through Societe Anonyme Somarel) and Dentsu, Inc.) (hereinafter the "Concerted Group"), directly or indirectly, alone or in concert, acquires, or is presumed to have acquired, exclusive or joint control of the Company, with the stipulation that the notion of control shall have the meaning set forth in article L.233-3 of the Commercial Code (hereinafter referred to as a "CHANGE OF CONTROL"). It is stipulated that such a Change of Control will be considered as having occurred, amongst other things, if a third party acts in concert with the Concerted Group and Madame Elisabeth Badinter is no longer predominant within the Concerted Group, or if the said third party directly or indirectly is engaged in a business which competes with that of the Company or one of its subsidiaries,

(iv) A court decision is handed down ordering the liquidation or total sale of the Company, or should the Company be the subject of a voluntary liquidation or dissolution, or if the Company is insolvent, or is the subject of collective or bankruptcy proceedings and/or filings or reaches a compromise with its creditors.

5.6.2 Provisions for the early exercise of the SW

Each SW holder wishing to proceed with an early exercise of his/her SW must make a written request to the intermediary in whose accounts the securities are held, and the latter will then transmit this request to the institution in charge of servicing the SW.

Once a SW holder presents the early exercise request to the intermediary through which the securities are held, it shall become irrevocable.

5.7 SUSPENSION OF THE EXERCISING OF THE SW

In the event of an increase in registered capital, a merger or a demerger, as in the event of other financial transactions including a preferential subscription right or reserving a priority subscription period for the shareholders, the Company can suspend the exercise of the SW for a maximum period of three months.

The Company's decision to suspend the exercise of the SW will be published in the Bulletin of Obligatory Legal Announcements. This notice will be published at least fifteen days before the effective date of the suspension; it will indicate the effective date of the suspension and the date when it ends. This information will also be included in a notice in a nationally distributed financial newspaper and in a Euronext Paris notice.

5.8 MAINTAINING OF THE RIGHTS OF THE HOLDERS

5.8.1 Commitments of the issuer

In compliance with French law, the Company undertakes, so long as SW remain outstanding, to refrain from:

              -   any amortization of the registered capital;

              -   any modification in the distribution of profits.

Nevertheless, it can create priority dividend rights shares without voting rights, provided that the rights of the SW holders are reserved under the conditions outlined below.

5.8.2 Capital reduction due to losses

In the event of a capital reduction due to losses, whether this reduction is carried out by a decrease of either the nominal value of the shares or the number of shares, the nominal value or number of shares to be distributed to SW holders will be reduced in proportion, as though the said holders had been shareholders of the Company as of the issue date of the Bonds.

5.8.3 Adjustments to the SW Exercise Parity in the event of financial transactions

Subsequent to one of the following transactions:

a)    issuing of shares with a listed preferential subscription right;

b) free distribution to Company shareholders of any financial instrument other than Company shares;

c) increase in the capital by capitalization of reserves, profits or issue premiums and free distribution of shares; splitting or reverse splitting of shares;

d) capitalization in the capital of reserves, profits or issue premiums by increase in the nominal value of the shares;

e)    distribution of reserves or premiums in cash or portfolio securities;

f)    absorption, merger, demerger;

g) buyback by the Company of its own shares at a price higher than the market price;

h)    distribution of an exceptional dividend by the Company;

undertaken by the Company after this issue, the maintenance of the rights of the SW holders will entail an adjustment in the Exercise Parity of the said SW in compliance with articles L. 225-154 and 225-156 of the French Commercial Code and 174-1 and 174-1 A of the decree number 67-236 of 23 March 1967.

In the event of adjustments carried out in compliance with paragraphs a) to h) above, the New Exercise Parity will be expressed to the closest thousandth (0.0005 being rounded to the next higher thousandth, i.e. to 0.001). Any possible adjustments will be carried out on the basis of the preceding Exercise Parity, duly calculated and rounded. However, the SW can only result in the subscription of a whole number of shares, with the settlement of fractional interests being treated as set forth in article 5.8.5 below.

This adjustment will be carried out such as to equalize the value of the securities which would have been obtained from exercising the SW before the consummation of one of the operations listed above and the value of the securities which will be obtained when exercising the SW after the consummation of the said transaction.

a) IN THE EVENT OF AN ISSUE INCLUDING A LISTED PREFERENTIAL SUBSCRIPTION RIGHT, the new Exercise Parity will be determined by multiplying the number of shares which may be obtained by exercising a SW before the start of the operation in question, by the ratio:

          Value of the share ex-right + Value of the subscription right
          -------------------------------------------------------------
                    Value of the share ex-subscription right

For the calculation of this ratio, the values of the share ex-right and of the subscription right will be determined using the average of the opening trading prices listed on the Euronext Paris Premier Marche (or in the absence of a Euronext Paris listing, that of another regulated or similar market where the share and the subscription right are both listed) during all trading sessions included in the subscription period during which the share ex-right and the subscription right are simultaneously listed.

b) IN THE EVENT OF A FREE DISTRIBUTION TO SHAREHOLDERS OF SIMPLE OR COMPOSITE FINANCIAL INSTRUMENTS OTHER THAN COMPANY SHARES, the New Exercise Parity will be determined as follows:

1. If the distribution right for the financial instrument(s) is listed on Euronext Paris, the New Exercise Parity will be determined by multiplying the number of shares which would have been obtained by exercising a SW before the allocation of the financial instrument(s), by the following coefficient:

                  Value of the share ex-free allocation right +
                       Value of the free allocation right
           -----------------------------------------------------------
                   Value of the share ex-free allocation right

For the calculation of this ratio, the values of the share ex-free allocation right and of the free allocation right will be determined using the average of the opening trading prices on Euronext Paris (or in the absence of a Euronext Paris listing, that of another regulated or similar market where the share and the allocation right are both listed) of the share and of the allocation right during the first ten trading days during which the share and the allocation right are simultaneously listed. Should this calculation result from the use of fewer than five trades, it shall be assessed by an expert chosen by the Company;


2. If the distribution right for the financial instrument(s) is not listed on Euronext Paris, the New Exercise Parity will be determined by multiplying the number of shares which would have been obtained by exercising a SW before the allocation of the financial instrument(s), by the following coefficient:


                  Value of the share ex-free allocation right +
            Value of the financial instrument(s) allocated per share
   --------------------------------------------------------------------------
                   Value of the share ex-free allocation right

For the calculation of this ratio, the values of the share ex-free allocation right and of the financial instrument(s) allocated by share, if the latter are listed on a regulated or similar market, will be determined with reference to the average of the opening trading prices listed during ten consecutive trading days after the allocation date during which the share and allocated financial instrument(s) are simultaneously listed. Should the allocated financial instrument(s) not be listed on a regulated or similar market, it will be assessed by an expert chosen by the Company.

c) IN THE EVENT OF AN INCREASE IN THE CAPITAL BY CAPITALIZATION OF RESERVES, PROFITS OR ISSUE PREMIUMS AND FREE DISTRIBUTION OF SHARES, OR IN THE EVENT OF SHARE SPLITTING OR REVERSE SPLITTING, the Exercise Parity will be adjusted by multiplying the number of shares which may be obtained by exercising the SW before the start of the operation in question, by the ratio:

           Number of shares comprising the capital after the operation
           -----------------------------------------------------------
          Number of shares comprising the capital before the operation

d) IN THE EVENT OF AN INCREASE IN THE CAPITAL BY CAPITALIZATION OF THE RESERVES, PROFITS OR ISSUE PREMIUMS BY INCREASE IN THE NOMINAL VALUE OF THE SHARES, the nominal value of the shares which holders of SW may obtain by exercising their SW will be increased in proportion.


e) IN THE EVENT OF THE DISTRIBUTION OF RESERVES OR PREMIUMS IN CASH OR PORTFOLIO SECURITIES, the new Exercise Parity will be determined by multiplying the Exercise Parity applicable before the start of the operation in question by the ratio:

                   Value of the share before the distribution
               --------------------------------------------------
                   Value of the share before the distribution
less the amount distributed or the value of the securities distributed per share

For the calculation of this ratio:

      - the share value before the distribution will be determined using the average of the opening trading prices on the Euronext Paris (or in the absence of a Euronext Paris listing, that of another regulated or similar market where the share or the allocation right are both listed) for twenty consecutive trading days chosen from amongst the forty which precede the distribution day

      - the value of the securities distributed per share will be established either using the average of the opening trading prices for twenty consecutive market days as chosen from the forty which precede the distribution day, if these are securities admitted for negotiations on a regulated market, or, if not, on the basis of a value determined by an expert chosen by the Company.


f) Pursuant to the provisions of applicable law, IN THE EVENT OF A MERGER BY ABSORPTION OF THE COMPANY OR ITS PARTICIPATION IN A MERGER FOR THE CREATION OF A NEW COMPANY, OR A DEMERGER THROUGH A CONTRIBUTION TO EXISTING OR NEW COMPANIES, the merger or demerger will be subject to the prior approval of the special Meeting of the SW holders.

SW will give the right to receive shares of the absorbing or new company under the conditions stipulated herein, provided that this will not affect article 5.6.1.

The number of shares of the absorbing or new company granted for each SW will be equal to the number of Company shares which the SW holder would have received had he/she exercised the SW before the transaction, corrected by the ratio for the exchange of the Company shares with those of the absorbing or new company.

The absorbing or new company will replace the issuing Company for the application of the above provisions, which are intended to preserve, if applicable, the rights of SW holders in the event of financial or securities transactions and, in general terms, for all obligations related to the SW incumbent upon the Company pursuant to the present Contract.

g) SHOULD THE COMPANY BUY BACK ITS OWN SHARES AT A PRICE HIGHER THAN THE MARKET PRICE, the new Exercise Parity will be equal to the product of the applicable Exercise Parity multiplied by the following ratio, calculated to the closest hundredth of a share:

               Share value + Pc % x (Buyback price - share value)
               --------------------------------------------------
                                   Share value

For the calculation of this ratio:

      - Share value refers to the average of at least ten consecutive trading prices chosen from amongst the twenty which precede the buyback;

      -  Pc % refers to the percentage of capital bought back;

      -  Buyback price refers to the actual purchase price.

h) SHOULD THE COMPANY DISTRIBUTE AN EXCEPTIONAL DIVIDEND as defined below, the new Exercise Parity will be calculated in the manner indicated below.

For the purposes of this paragraph, the term "EXCEPTIONAL DIVIDEND" refers to the value expressed in euros of any dividend paid to shareholders in cash or in kind, insofar as the value of this dividend (not taking into account any related possible tax credit ("avoir fiscal")) (the "REFERENCE DIVIDEND") and the value of all other dividends paid to shareholders in cash or in kind during the same Company financial year (not taking into account any possible related tax credits ("avoir fiscal")) (the "PREVIOUS DIVIDENDS") represents a Ratio of Distributed Dividends (as defined below) greater than 4%.

For the purposes of the previous paragraph, the term "RATIO OF DISTRIBUTED DIVIDENDS" refers to the sum of the ratios obtained by dividing the Reference Dividend and each of the Previous Dividends by the Company market capitalization on the day which precedes the corresponding distribution date; the market capitalization used to calculate each of the ratios being equal to the product
(x) of the closing price of the Company share on Paris Euronext on the day which precedes the distribution date of the Reference Dividend or of each of the Previous Dividends, multiplied by (y) the respective numbers of Company shares existing on each of these dates. Any dividend or other dividend fraction resulting in an adjustment of the Exercise Parity pursuant to paragraphs a) to h) above shall not be taken into account for the application of this clause.

In the event of the payment of an Exceptional Dividend, the calculation formula for the Exercise Parity is the following:

                              NEP = EP x (1+RDD-3%)

where:

NEP: New Exercise Parity

EP: the last Exercise Parity in effect before the distribution of the Reference Dividend

RDD: the Ratio of Distributed Dividends as defined above;

Provided however that any dividend released for payment between the payment date of an Exceptional Dividend and the end of the same Company financial year (the "SUPPLEMENTARY DIVIDEND") will result in an adjustment using the following formula:

                               NEP = EP x (1+SDR)

where:

SDR: the ratio obtained by dividing the value of the Supplementary Dividend (less any dividend fraction giving rise to the calculation of a new Exercise Parity pursuant to paragraphs a) to h) above, if necessary) and not taking into account any related tax credit ("avoir fiscal"), by the Company market capitalization, obtained by the product (x) of the closing price of the Company share on Euronext Paris on the day which precedes the distribution day of the Supplementary Dividend, multiplied by (y) the number of Company shares existing on that date.

If the Company completes transactions which do not entail an adjustment pursuant to paragraphs a) to h) above and should subsequent law or regulation call for such an adjustment, the Company will make such adjustment in compliance with applicable law and regulations and with the applicable customary practice in the French market.

The Company's Management Board will report on the calculation elements and the results of the adjustment in the annual report which follows this adjustment.

5.8.4  Information for SW holders in the event of adjustments

In the event of adjustments, SW holders will be made aware of the new Exercise Parity by means of a notice published in the Bulletin of Obligatory Legal Announcements, a notice in a nationally distributed financial newspaper and a Euronext Paris notice.

5.8.5 Settlement of fractional interests

Any SW holder can obtain a number of shares calculated by applying the applicable Exercise Parity to the number of SW presented.

When the calculated number of shares does not result in a whole number, the SW holder will be provided with, at his option:

- either the immediately inferior whole number of shares, in which case the holder will be paid in cash an amount equal to the product of the share fraction giving the fractional share multiplied by the opening Company share price on the Euronext Paris Premier Marche on the opening of the trading day immediately preceding the exercise date;

- or the immediately greater whole number of shares, in which case the holder shall pay to the Company an amount equal to the value of the additional share fraction thus requested, assessed as indicated in the previous paragraph.


6. PUBLICIS SHARES RESULTING FROM EXERCISING THE SW

The new shares issued as a result of the exercise of the SW will be subject to the provisions of the articles of association and will confer the same rights as the outstanding shares of the Company. In proportion with their nominal value, they entail the right to the same dividend as the one which may be distributed to other shares entitled to dividends as of the same date.

Each new share shall give rise to a right to ownership of the corporate assets, to a share in the profits and liquidation proceeds in equal proportion with the share of corporate capital which it represents, taking into account, if relevant, the amortized or non-amortized or paid up and non-paid up capital, the nominal amount of the shares and the rights of the shares in the various classes.

At the option of each holder, the shares held by such holder shall be in either bearer or registered form within the meaning of French law.

Title to the shares will be evidenced solely by book entries in accordance with article 94-II of French law no. 81-1160 of December 30, 1981, such account being maintained by :

- a financial institution appointed by the Company, if the shares are held in pure registered form ("nominatifs purs"); or

- a custodian appointed by the holder(s), and the financial institution appointed by the Company, if the shares are held in assisted registered form ("nominatifs administres");

- a custodian appointed by the holder(s), if the shares are held in bearer form ("titres au porteur").

No physical document of title will be issued in respect of the shares (including {{ certificats representatifs }} (certificates in respect of book-entries) issued pursuant to article 7 of French decree no. 83-359 of May 2, 1983).


The shares will be admitted to clearing by Euroclear France.

The shares resulting from the exercising of SW will be freely negotiable.

The Company will shall take all necessary steps to the admission of the new shares to the Euronext Paris Premier Marche.

7. SEVERABILITY.

In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.


8. GOVERNING LAW - JURISDICTION

This Agreement (excluding any provisions incorporated herein from the Indenture, which shall be governed and construed pursuant to the Indenture) shall be governed by French law.


Except as expressly set forth in the Indenture, in the event of any dispute, the competent courts will be those where the registered office is located when the Company is the defendant, and will be assigned on the basis of the nature of the disputes, in the absence of contrary provisions contained in the French New Code of Civil Procedure.


Signed in Paris on [...] 2002

                                  Exhibit 4.2

                                                                     Exhibit 1.1


NINETEENTH RESOLUTION

The Shareholders' Meeting, after having familiarized itself with the report by the Management Board, with the special report by the Statutory Auditors and with the report of the independent appraisers, and subject to the conditions precedent (a) of approval by the Company's shareholders of the 16th, 17th, 20th and 21st resolutions, (b) of satisfaction or waiver of the conditions precedent concerning the merger as detailed in the Merger Agreement and in the report by the Management Board including, in particular, approval by the Bcom3 shareholders of the merger described in the said report by the Management Board and by the Merger Agreement that is the object of the 16th resolution:

1. Delegates full powers to the Management Board, with the power of substitution under the conditions laid down in law, for the purpose of carrying out a bond issue in a nominal amount of 857,812,500 euros, divided into 2,812,500 bonds of 305 euros each (the "Bonds") with 10 equity warrants immediately detachable, each entitling the holder to subscribe to one Company share (hereinafter designated as the << OBSA : >).

The present authorization is granted for a duration of six months starting with the date of the present meeting.

2.  Lays down the following principal terms of the borrowing:

A.  CHARACTERISTICS OF THE BONDS:

    >> EFFECTIVE DATE AND SETTLEMENT DATE:

       The effective date and settlement date shall be the effective time of the merger of Bcom3 and Philadelphia Merger Corp., as defined in the Merger Agreement.

    >> ISSUE PRICE OF THE BONDS:

       The Bonds are issued at their par value, namely 305 euros.

    >> DURATION:

       The duration of the Bonds is set at 20 years starting with the settlement date.

    >> ANNUAL INTEREST:

       Subject to the following, the bondholders shall receive annual interest of 2.75% of the nominal amount of the Bonds paid semiannually in cash on June 30 and December 31 of each year.

    >> NORMAL REDEMPTION

       Saving cases of early redemption or of prepayment in accordance with its terms, the Bonds shall be redeemed and their nominal value shall be reduced to that extent in the form of an annual tranche of 10% on June 30 of each year starting on 30 June 2013.

    >> EARLY REDEMPTION

       Redemption of the bonds may be requested under the conditions laid down in the issue contract if one of the following events or an event having analogous or equivalent effects occurs:

          -- The Company's failure to pay any amount due, in terms of principal or interest, in connection with the Bonds if the said shortcoming is not remedied within a period of thirty business days starting with the date of payability;

          -- Lack of performance by the Company of another one of its commitments in connection with the Bonds if the said shortcoming is not remedied within a period of thirty business days starting with the date of notification of the said shortcoming;

          -- Failure by the Company or by one of its material subsidiaries in meeting obligations in connection with another material financial commitment;

          -- Cessation of payments, legal settlement with creditors, agreed liquidation or reorganization or judicial liquidation of the Company or one of its material subsidiaries.

B. CHARACTERISTICS OF THE EQUITY WARRANTS ("BONS DE SOUSCRIPTION D'ACTIONS", "BSA"):

    >> NUMBER OF BSA:

       Ten BSA shall be attached to each Bond issued and shall be detachable immediately after issue.

    >> EXERCISE PRICE OF THE BSA AND NUMBER OF SHARES TO WHICH THEY OFFER
       ACCESS:

       Subject to the adjustments necessary for maintenance of the rights of the holders of BSA in case of financial operations, each BSA shall entitle its holder to subscribe to one Company share at a price of 30.5 euros.

    >> PERIOD FOR EXERCISE OF THE BSA:

       The BSA shall be exercisable at any time starting with the eleventh anniversary of the payment date and until its twentieth anniversary. They may be exercised early at any time if one of the following cases occurs:

          [X] Publication of notice of the opening of a public offer bearing on the totality of the securities issued by the Company;

          [X] Transfer to a third party of a substantial part of the Company's assets or business;

          [X] Change of the control of the Company which is defined as control by an entity other than the group consisting of Mrs. Elisabeth Badinter, Somarel and Dentsu;

          [X] Cessation of payments, legal settlement with creditors, agreed liquidation or reorganization or judicial liquidation of the Company or one of its important subsidiaries.

3. Eliminates the shareholders' preferential subscription right and reserves the totality of the subscription to the OBSA for Philadelphia Merger LLC, a corporation organized under the law of the State of Delaware (United States of America) whose head office is c/o National Registered Agents, Inc, 9 East Loockerman Street, city of Dover, Kent County, Delaware 19901 (United States of America), an indirect subsidiary of the Company.

As explained in the Management Board's report and in the Merger Agreement approved by the shareholders in the 16th resolution, the said reserved issue is part of the merger of Delaware corporation Bcom3 by absorption into and with Philadelphia Merger Corp.

The extraordinary Shareholders' Meeting takes note of the fact that pursuant to the provisions of article L 225-151, paragraph 2, of the Code of Commerce, the present decision entails by right, to the benefit of the holders of the BSA mentioned in the present resolution, a waiver by the Company's shareholders of their preferential subscription right to the shares to be issued at the time of exercise of the said BSA.

4. Authorizes the Management Board to increase the share capital by a maximum amount of 11,250,000 euros by issue of the maximum number of 28,125,000 new shares to be subscribed by exercise of BSA, it being specified that the said maximum amount is set without regard to the consequences on the amount of the share capital increase of the adjustments that might be made, pursuant to the law, in case of financial operations.

Sets the exercise price of each BSA at 30.5 euros pursuant to the agreement between the Company and Bcom3 in the Merger Agreement.

5. Decides that the new shares resulting from the subscription to the BSA shall bear current dividend rights and shall be treated entirely on the same basis as the existing shares.

6. Grants full powers to the Management Board, with the power of substitution laid down in law, for the following purposes:

-- record realization of the conditions precedent mentioned in the present resolution;

-- decide on and carry out the issue of the OBSA that are the object of the present resolution;

          -- determine any other terms of the OBSA, and particularly the stipulations making it possible to reserve or re-establish the holders' rights in case of a financial operation on securities, within the limits provided under the Code of Commerce, and generally to ensure to the conformity of the stipulations of the said issue contract to the applicable legal and regulatory provisions;

          -- take all measures for the financial servicing of the securities;

          -- take any necessary steps in order to make it possible to list the BSA, as well as the bonds if the case arises, for trading on the Euronext Paris S.A. market;

          -- gather the requests for subscription to shares by exercise of the BSA, record the number and nominal amount of the shares issued in connection with exercise of the BSA, lay down the procedures of such issues in accordance with the above stipulations and with the legislation in effect, and carry out the related modifications of the articles of incorporation;

          -- enter into any agreement, take any steps and carry out any formalities required for application of the present resolution.

                                  Exhibit 4.2



                                                                     Exhibit 3.1



                Face Value Per OBSA           Interest and Return of Principal
Period          Debenture Outstanding (E)     Per OBSA Debenture (E)
    1                  305.00                            4.19
    2                  305.00                            4.19
    3                  305.00                            4.19
    4                  305.00                            4.19
    5                  305.00                            4.19
    6                  305.00                            4.19
    7                  305.00                            4.19
    8                  305.00                            4.19
    9                  305.00                            4.19
   10                  305.00                            4.19
   11                  305.00                            4.19
   12                  305.00                            4.19
   13                  305.00                            4.19
   14                  305.00                            4.19
   15                  305.00                            4.19
   16                  305.00                            4.19
   17                  305.00                            4.19
   18                  305.00                            4.19
   19                  305.00                            4.19
   20                  305.00                            4.19
   21                  305.00                            4.19
   22                  274.50                           34.69
   23                  274.50                            3.77
   24                  244.00                           34.27
   25                  244.00                            3.36
   26                  213.50                           33.86
   27                  213.50                            2.94
   28                  183.00                           33.44
   29                  183.00                            2.52
   30                  152.50                           33.02
   31                  152.50                            2.10
   32                  122.00                           32.60
   33                  122.00                            1.68
   34                   91.50                           32.18
   35                   91.50                            1.26
   36                   61.00                           31.76
   37                   61.00                            0.84
   38                   30.50                           31.34
   39                   30.50                            0.42
   40                    0.00                           [...]